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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         SHOPPERS FOOD WAREHOUSE CORP.
                             (a stock corporation)

     SHOPPERS FOOD WAREHOUSE CORP. (the "Corporation") hereby certifies that it is a corporation organized and existing under the laws of the State of Delaware, that it was originally incorporated under the name "Jumbo Food Stores, Inc." and that its Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on June 29, 1956. In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors and the stockholders of the Corporation, and restates and integrates and further amends the provisions of the Certificate of Incorporation, as heretofore amended, of the Corporation. The text of the Certificate of Incorporation, as heretofore amended, is hereby restated, integrated and further amended to read in its entirety as follows:

     FIRST:  The name of the corporation is Shoppers Food Warehouse Corp.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000 shares of which 25,000 shares are Class A Common Stock, par value $5.00 per share, and 25,000 shares are Class B Common Stock, par value $5.00 per share. The Class A Common Stock and the Class B Common Stock shall be equal in all respects as if they constituted a single class, except that the holders of the Class A Common Stock shall have no voting power, nor shall they be entitled to notice of meetings of stockholders, except as may be expressly required by law, all rights to vote and all voting power being vested exclusively in the holders of the Class B Common Stock.

     FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

     SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her
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duties as a director of the Corporation.  Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

     SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

     EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

     NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed for and on behalf of the Corporation this 30th day of July, 1997.


                                     SHOPPERS FOOD WAREHOUSE CORP.


                                     By:  /s/ MARK A. FLINT
                                          -----------------------
                                          Mark A. Flint
                                          President and Chief Executive Officer


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